UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 4, 2009

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 4, 2009, Alphatec Holdings, Inc. (the “Company”) entered into a Subscription Agreement (the “Agreement”) with one of its existing shareholders, HealthpointCapital Partners II, L.P. (the “Subscriber” ), pursuant to which the Company sold 3,937,007 shares of its common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.54 per share in a private placement (the “Placement”) for an aggregate purchase price of approximately $10 million. The Company received aggregate net proceeds of approximately $9,900,000 from the Placement. The Company intends to use the net proceeds of the Placement for general working capital purposes. The disinterested members of the Company’s Board of Directors approved the transaction after receiving independent legal and financial advice.

The Shares were offered solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions from registration afforded by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving a public offering, and in reliance on similar exemptions under applicable state laws.

Pursuant to the Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement on Form S-3 covering the resale of the Shares issued to the Subscriber and to use commercially reasonable efforts to cause such registration statement to become automatically effective or to be declared effective as soon as reasonably practicable.

This summary is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated June 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
(Registrant)

Date: June 8, 2009	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 5, 2009